Exhibit 10.19

FIRST AMENDMENT

TO

LUMP SUM DESIGN-BUILD AGREEMENT

BETWEEN
HIGHWATER ETHANOL, LLC AND FAGEN, INC.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

RECITALS

A.                                  Highwater Ethanol, LLC (“Highwater”) and Fagen, Inc. (“Fagen”) (collectively, “the Parties”) have entered into that certain Lump Sum Design-Build Agreement dated September 28, 2006 (the “Agreement”);

B.                                    The Agreement contemplates the development and construction of a fifty (50) million gallons per year (“MGY”) dry grind ethanol facility (the “Project”); and

C.                                    The Parties mutually desire to amend and restate Exhibit A to the Agreement to provide that the Project may operate over a 24 hour period at a rate of 55 MGY of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the Parties hereby agree for themselves and their respective successors and assigns as follows:

1.                                      Acknowledgement of Recitals. The Parties are accurately described above, the Recitals set forth above are adopted as the agreement of the Parties, and the facts and statements set forth therein are acknowledged and agreed to be true and accurate.

2.                                      Amendment to Agreement.  Pursuant to this First Amendment to Lump Sum Design-Build Agreement, (“Amendment”), the Parties amend and restate the terms of Exhibit A as follows:

EXHIBIT A

Performance Guarantee Criteria

Criteria	Specification	Testing Statement	Documentation

Plant Capacity — fuel grade ethanol	Operate at a rate of 55 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.	24 hour performance test	Production records and written report by Design-Builder.

Plant Capacity — fuel grade ethanol	Operate at a rate of 50 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.	Seven day performance test	Production records and written report by Design-Builder.

Corn to Ethanol Conversion ratio; [*]	Not be less than 2.80 denatured gallons of ethanol per bushel (56#) of corn	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Electrical Energy	0.75 kWh per denatured gallon of fuel grade ethanol [*]	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Natural Gas	Shall not exceed 34,000 Btu per denatured gallon of fuel grade ethanol. (This Performance Criteria relates to production of ethanol and excludes any natural gas usage that may occur for drying corn.)	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Process Water Discharge (not including cooling tower and boiler blowdown and water pre-treatment (RO) discharge)	Zero gallons under normal operations.	Process discharge meter.	Control System reports.

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Air Emissions	Must meet the requirements prescribed as of the date hereof by the State of Minnesota Pollution Control Agency, Air Quality Division.	Must meet the requirements as prescribed in the Air Permit Application to be provided by Owner, approved by Design-Builder, and attached as Exhibit K.	Written report by Owner’s Air Emission Tester.

As part of the Performance Guarantee Criteria the Plant shall operate in accordance with all Legal Requirements.

DISCLAIMER:

Owner’s failure to materially comply with the operating procedures issued by ICM, Inc./Fagen, Inc. shall void all performance guaranties and warranties set forth in this Design-Build Agreement.

Owner understands that the startup of the plant requires resources and cooperation of the Owner, vendors and other suppliers to the project.  Design-Builder disclaims any liability and Owner indemnifies Design-Builder for non-attainment of the Performance Guarantee Criteria directly or indirectly caused by material non-performance or negligence of third parties not retained by Design-Builder.

3.                                      Continuing Effect.  Except as expressly modified by this Amendment, all of the provision of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, Highwater and Fagen have caused this Amendment to be executed by their duly authorized representatives.

FAGEN, INC.	HIGHWATER ETHANOL, LLC

/s/ Roland “Ron” Fagen	/s/ Brian Kletscher
By: Roland “Ron” Fagen	By: Brian Kletscher
Its: CEO/President	Its: President